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                                                                Exhibit No. 16.1

                             HLB GROSS COLLINS, P.C.
                  CERTIFIED PUBLIC ACCOUNTANTS AND CONSULTANTS






Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.    20549


Gentilemen:Dear Sir/Madam:

     We were previously principal accountants for Western Country Clubs, Inc. and on February 9, 1998 we reported on the consolidated financial statements of Western Country Clubs, Inc. ("WCCI") as of and for the two years ended December 31, 1997. On January 20, 1999, we were dismissed as principal accountants of WCCI. We have read WCCI's statements included under Item 4 of its Form 8-K for January 20, 1999, and we agree with such statements.

Very truly yours,

/s/ HLB Gross Collins, P.C.
---------------------------
Atlanta, Georgia



cc:   Mr. James E. Blacketer, CEO, Western Country Clubs, Inc.